SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

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[ ]  Soliciting Material Pursuant to Section 240.14a-12

                           MAXWELL SHOE COMPANY INC.
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               (Name of Registrant as Specified In Its Charter)

                           JONES APPAREL GROUP, INC.
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                             MSC ACQUISITION CORP.
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     The following is a press release issued by Jones Apparel Group, Inc. on
June 14, 2004:

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FOR IMMEDIATE RELEASE
JONES APPAREL GROUP, INC.

Contacts:      Wesley R. Card, Chief Operating and Financial Officer
               Anita Britt, Executive Vice President Finance
               (215) 785-4000

          ISS RECOMMENDS MAXWELL STOCKHOLDERS REMOVE CURRENT MAXWELL
            BOARD; RECOMMENDS ELECTION OF JONES APPAREL'S NOMINEES

NEW YORK, NEW YORK - June 14, 2004 -Jones Apparel Group, Inc. ("Jones") (NYSE:JNY) today announced that Institutional Shareholder Services (ISS) recommended that stockholders of Maxwell Shoe Company Inc. ("Maxwell") (Nasdaq: MAXS) vote their consent in favor of removing each member of Maxwell's board of directors and replacing them with the five Jones nominees pursuant to Jones's consent solicitation.

ISS is recognized as the leading independent proxy advisory firm in the nation. Its recommendations are relied upon by hundreds of major institutional investment firms, mutual funds and other fiduciaries throughout the country.

Peter Boneparth, Chief Executive Officer of Jones, stated "We are very pleased ISS has recommended that Maxwell stockholders grant their consent to our proposals. As we have stated from the beginning, and as ISS now has confirmed, we believe that Maxwell's stockholders, the real owners of Maxwell, are entitled to make a decision on whether or not to accept our offer."

Mr. Boneparth continued, "Our offer will expire on June 21, 2004 and we will abandon our proposed acquisition unless we have entered into a merger agreement with Maxwell or have received sufficient consents before June 20, 2004 from Maxwell's stockholders to replace the Maxwell board. We urge Maxwell stockholders to sign, date and return the GOLD consent card TODAY, voting for the election of our nominees and removing the current members of Maxwell's board."

For more information about how to execute and deliver your consent, or if you have any questions or require any assistance, please contact our consent solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 Company, is a leading designer and marketer of branded apparel, footwear and accessories. The Company's nationally recognized brands include Jones New York, Polo Jeans Company licensed from Polo Ralph Lauren Corporation, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon and LeSuit. The Company also markets costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Corporation and the Givenchy brand licensed from Givenchy Corporation, and footwear and accessories under the ESPRIT brand licensed from Esprit Europe, B.V. With over 30 years of service, the Company has built a reputation for excellence in product quality and value, and in operational execution.

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                             IMPORTANT INFORMATION


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Investors and security holders are urged to read the disclosure documents filed with the Securities and Exchange Commission (the "SEC") from time to time, including the tender offer statement filed on March 23, 2004 and the supplement to the tender offer statement filed on May 26, 2004, regarding the tender offer by MSC Acquisition Corp., an indirect wholly owned subsidiary of Jones ("MSC"), for all the outstanding shares of Class A Common Stock, together with the associated preferred stock purchase rights, of Maxwell. Investors and security holders may obtain a free copy of the disclosure documents (when they are available) and other documents filed by Jones or MSC with the SEC at the SEC's website at www.sec.gov. In addition, documents filed with the SEC by Jones or MSC may be obtained free of charge from Jones by directing a request to Jones Apparel Group, Inc., 250 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007, Attention: Chief Operating and Financial Officer.

Jones filed a definitive consent solicitation statement on April 21, 2004 with the SEC. Investors and security holders may obtain a free copy of the definitive consent solicitation statement and other documents filed by Jones or MSC with the SEC at the SEC's website at www.sec.gov. In addition, documents filed with the SEC by Jones or MSC may be obtained free of charge from Jones by directing a request to Jones Apparel Group, Inc., 250 Rittenhouse Circle, Keystone Park, Bristol, Pennsylvania 19007, Attention:
Chief Operating and Financial Officer.

                  CERTAIN INFORMATION CONCERNING PARTICIPANTS

Jones, MSC and, in each case, certain of its officers, directors and nominees for the directorships of Maxwell, among others, may be deemed to be participants in the solicitation of Maxwell's stockholders. The security holders of Maxwell may obtain information regarding the names, affiliations and interests of individuals who may be participants in the solicitation of Maxwell's stockholders in the definitive consent solicitation statement filed by Jones with the SEC on Schedule 14A on April 21, 2004.